UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2012

Mattersight Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-27975	36-4304577
(Commission File Number)	(IRS Employer Identification No.)

200 S. Wacker Drive, Suite 820, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 235-6925

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements with Certain Officers.

Effective May 23, 2012, Mattersight Corporation entered into an executive employment agreement (the “Agreement”) with William B. Noon, its Vice President and Chief Financial Officer. The Agreement replaces Mr. Noon’s prior employment agreement. The material components of Mr. Noon’s compensation package under the Agreement are as follows: (a) an annual base salary of $200,000, less standard payroll deductions and withholdings; (b) a target annual bonus of $80,000; (c) severance benefits payable on termination by the company without Cause and by Mr. Noon for Good Reason equal to six months’ salary, 50% of the average of his current year’s estimated bonus and prior year’s actual bonus, six months’ continuation of health benefits, and six months’ additional vesting of his stock awards; and (d) severance benefits payable on death or Disability equal to 12 months’ salary, 100% of the average of his current year’s estimated bonus and prior year’s actual bonus, 12 months’ continuation of health benefits, and 12 months’ additional vesting of his stock awards. Under the Agreement, Mr. Noon is also subject to certain non-competition and non-solicitation restrictions for one year following his termination of employment. The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated May 23, 2012, between William B. Noon and Mattersight Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTERSIGHT CORPORATION

Date: May 30, 2012	By:	/S/ CHRISTINE R. CARSEN
Christine R. Carsen
Vice President, General Counsel
and Corporate Secretary